Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Common Dividend

Investor Relations Contact: Greg Seals, 404-439-3323

Atlanta - March 25, 2025 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) today announced that its Board of Directors declared a cash dividend of $0.34 per share of common stock for the first quarter of 2025. The dividend will be paid on April 25, 2025 to stockholders of record at the close of business on April 7, 2025, with an ex-dividend date of April 7, 2025.

“Despite recent market volatility, the environment for agency mortgage-backed securities investment remains compelling. We reduced our common stock dividend to a level that enables us to pay a competitive and sustainable dividend consistent with long-term levered returns on our target assets. The dividend reduction also allows us to preserve book value and improve our capital structure. We continue to believe our diversified portfolio of agency residential and commercial mortgage-backed securities effectively reduces market risk while providing robust earnings power for investors,” said John Anzalone, Chief Executive Officer.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our intention and ability to pay dividends, risk positioning of our portfolio, domestic and global market conditions (including the Agency RMBS and Agency CMBS markets), the market for our target assets and our financial performance, including our earnings available for distribution, book value and capital structure, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.